Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No.1 to the Registration Statement (Form S-4 No. 333-167532) of Virgin Media Inc. and to the use of our report with respect to the consolidated financial statements of Virgin Media Investment Holdings Limited and subsidiaries dated June 15, 2010.

/s/Ernst & Young LLP

London, England
June 30, 2010